EXHIBIT 23.6

CONSENT OF CAIN BROTHERS & COMPANY, LLC

We hereby consent to the inclusion of our opinion letter dated November 27, 2006 as Annex B to, and to the references thereto under the captions “Summary—Opinions of Financial Advisors—Angio” and “The Merger—Opinion of Angio’s Financial Advisor” in the joint proxy statement/prospectus forming a part of this Registration Statement on Form S-4 filed by AngioDynamics, Inc. in connection with its proposed acquisition of RITA Medical Systems, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ CAIN BROTHERS & COMPANY, LLC
New York, New York
December 8, 2006